NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 11, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 30, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB) into FT Confluence BDC & Specialty Finance Income ETF (NYSE: FBDC) became effective before market open on June 30, 2025. In the reorganization, the assets of FGB were transferred to, and the liabilities of FGB were assumed by, FBDC. The shareholders of FGB received shares of FBDC with a value equal to the aggregate net asset value of the shares of FGB held by them. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 30, 2025.